EXHIBIT 6.14

Code of Conduct

ShiftPixy, Inc.

September 26, 2016

The fundamental principles of honesty, integrity, fairness and diligence should guide the directors, officers and employees of ShiftPixy, Inc., in the conduct of all activities of the Company. Abiding by such principles will ensure the greatest potential for individual professional success as well as the success of our mission. Elements of such principles are incorporated into this Code of Conduct, which applies to the directors, officers and employees of the Company.

This Code of Conduct should be considered as a supplement to our Employee Handbook as well as other policies and procedures that have been adopted by the Company. This Code of Conduct should also be considered as a supplement to applicable legal requirements, and to the extent this Code of Conduct conflicts with applicable law, this Code of Conduct should be deemed to be superseded by such law. The Company reserves the right to make changes from time to time to this Code of Conduct as it deems necessary or appropriate.

1. Compliance with Laws, Rules and Regulations

The Company complies with all applicable laws and regulations in the conduct of its activities and expects its directors, officers and employees to do the same. All directors, officers and employees must respect and obey the laws of all jurisdictions in which we operate. Although not all directors, officers and employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel. Company personnel who learn of questionable auditing, accounting or internal control matters are expected to report such matters to the Chairman of the Audit Committee of the Company's Board of Directors in accordance with the procedures which have been established by the Audit Committee, or, prior to the formation to such Committee, to the Legal Department. All Company personnel are expected to help the Company make full, fair, accurate, timely and understandable disclosure, in compliance with all applicable laws and regulations, in all reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in all other public communications made by the Company.

2. Conflicts of Interest

It is the policy of the Company to avoid situations that create an actual or potential conflict between the personal interests of a director, officer or employee and the interests of the Company. A conflict of interest exists when a person's loyalties or actions are divided between the interests of the Company and those of another, such as a competitor, supplier or customer of the Company, or between the interests of the Company and the person's own personal business. A conflict situation can arise when a director, officer or employee takes actions or has interests that may make it difficult for him or her to perform his or her services for the Company objectively and effectively. Conflicts of interest may also arise when a director, officer or employee, or members of his or her family, receive improper personal benefits as a result of such person's position in the Company. Even the appearance of a conflict of interest can adversely affect the Company and its relationships with its customers, suppliers and employees. The appearance of a conflict should therefore also be avoided whenever possible. If an employee believes that he or she may have interests in conflict with the interests of the Company, the employee is encouraged to consult with the Company's Legal Department to determine whether a potential or actual conflict of interest or appearance of conflict exists and whether action and/or a waiver of this Code is necessary. In the event a director or officer believes that he or she may have interests in conflict in with the Company's interests, such director or officer should also consult with the Audit Committee of the Company's Board of Directors, or, prior to the formation to such Committee, with the Legal Department, to determine whether a conflict or appearance of conflict exists and whether action and/or a waiver of this Code is necessary. Employees are expected to use good judgment, to adhere to high ethical standards and to avoid situations that create an actual or potential conflict of interest. It is almost always a conflict of interest for a Company employee to work simultaneously for a competitor, customer or supplier of ShiftPixy. Similarly, a Company employee may not work as a consultant or board member for a competitor of the Company. The best policy is to avoid any direct or indirect business connections with our customers, suppliers or competitors, except on our behalf. Conflicts of interest may also arise with respect to the employment by customers, suppliers or competitors of relatives and other persons with you have close personal relationships. If an employee or someone with whom an employee has a close relationship (for example, a family member or close companion) has a financial or employment relationship with a competitor, supplier, customer or potential supplier or customer of the Company, the employee must disclose this fact in writing to the Company's Legal Department. Federal law now prohibits most loans or extensions of credit from a company whose stock is publicly traded to its directors or executive officers. The Company will not directly or indirectly extend any loan or credit to any director or executive officer except as permitted by law and approved by a vote of the disinterested members of the Company's Board of Directors.

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3. Gifts, Gratuities and Business Entertainment

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. Company employees must not seek or accept gifts or gratuities in the form of services or other items of value from ShiftPixy customers, other business partners or other parties with whom the Company contracts. Company employees must not offer or give anything of value to any individual or entity that could be or appear to be a bribe or otherwise illegal payment. These prohibitions do not apply to items of truly nominal value such as generally free promotional items, assuming these items are not otherwise prohibited by applicable law or custom. Company employees should never accept anything that would appear to create a conflict of interest. In the unusual situation where refusal to accept a true gift might hurt ShiftPixy’s business, please consult with an appropriate ShiftPixy officer of concerning the proper means of resolving the situation.

Extending or accepting invitations to reasonable meals, public events and similar business activities incurred for bona fide business purposes are generally acceptable, assuming the costs are not disproportionate to the business purpose and otherwise do not create the fact or appearance of a conflict of interest. Company employees are expected to avoid sponsoring or accepting invitations to highly expensive events funded with corporate funds or personal celebrations such as birthday parties with costs paid with corporate funds at which the business purpose may appear incidental. Attending entertainment events that may appear contrary to professional standards of conduct should be avoided. Government officials should not be invited to entertainment events without first assuring that appropriate the Legal Department approves the invitation and confirms that it is not prohibited by law.

4. Impermissible Activities Regarding the Company’s Securities

Federal and state securities laws prohibit trading on material, non-public information or communicating such information to others. This conduct is commonly referred to as “insider trading.” Although the federal securities laws do not define the term “insider trading” and the law on this issue is evolving, it is generally understood that the law prohibits: 1) trading by an insider while in possession of material non-public information; or 2) trading by a non-insider, while in possession of material non-public information, where the information was either disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or 3) communicating material non-public information to others.

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The term “insider” includes directors, officers and employees of a company. In addition, persons can become “temporary insiders” due to access to information as a result of a special confidential relationship—i.e. investment advisers may become temporary insiders of a company that it advises. “Material information” is generally defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making investment decisions or information which would substantially affect the market price of the security if disclosed. Examples of “material information” include proposed mergers and acquisitions, earnings reports, impending liquidation or bankruptcy, and significant litigation or regulatory action. Information is considered to be “non-public” until it has been effectively communicated to the marketplace—e.g., reports filed with the SEC or information published in business publications or news wires.

The penalties for insider trading are severe and may include dismissal of employment, civil injunctions, treble damages, disgorgement of all profits, jail sentences, and fines for the employee as well as the Company.

Accordingly, each director, officer and employee must adhere to these guidelines:

•	You may not buy or sell any Company securities when you have material, non-public information about the Company.
•	Similarly, you may not engage in transactions in the securities of another company when you have inside information of the company that you obtained through your employment.
•	You may not share confidential Company information with anyone either inside (unless on a "need to know" basis) or outside the Company.
•	You should not engage in speculative transactions involving the Company's securities, such as exchange-traded options, short-sales or derivative instruments.
•

In addition, you should not share any non-public information with any securities industry professional (such as a broker or analyst) or any Company stockholder or the press. To avoid issues, all inquiries for information from these persons should be directed to the Legal Department.

See the Company’s Insider Trading Policy for more details.

5. Corporate Opportunities

Employees, officers and directors are prohibited from taking, for themselves personally and without the consent of the Company's Board of Directors, opportunities that are discovered through the use of corporate property, information or position. No employee may use corporate property, information or position for personal gain, and no employee may compete with the Company directly or indirectly. Directors, officers and employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. Employees shall not engage in any unfair competition with the Company. For a period of one year immediately following the termination of employment, or such other period as may be set out in any agreement between the Company and an employee, and in addition to any other post-employment restrictions set forth in any such agreement, employees shall not directly or indirectly (1) make known to any person, firm or corporation the names or addresses of any of the customers or suppliers of the Company or any other information pertaining to them or (2) call on, solicit, take away or attempt to call on any of the customers or suppliers of the Company on whom he or she called, or with whom he or she became acquainted during employment with the Company, either for himself or herself or for any other person, firm or corporation with respect to any business competitive with the business of the Company. Employees also shall not, either during their employment with ShiftPixy or for a period of one year thereafter (or such other period as may be set forth in any agreement between the Company and an employee) solicit any of the Company's employees or consultants for a competing business or otherwise induce or attempt to induce such employees or consultants to terminate their employment or consulting relationship with the Company.

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6. Competition and Fair Dealing

We seek to outperform our competition fairly and honestly. Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent or inducing disclosure of such information by past or present employees of other companies is prohibited. Each ShiftPixy employee should endeavor to respect the rights of and deal fairly with the Company's customers, suppliers, competitors and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other intentional unfair-dealing practice.

Company personnel should not engage a competitor in discussions, agreements or understandings concerning prices or allocations of territories, customers or sales. In addition, Company personnel should avoid discussing with a competitor any other agreements inhibiting free and open competition or without approval of the Legal Department of the Company, involving tie-in sales or reciprocal transactions.

7. Equal Employment and Working Conditions

Each of us has a fundamental responsibility to show respect and consideration to our co-workers. The diversity of the Company's employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. All employment practices and decisions, including without limitation those involving recruiting, hiring, transfers, promotions, compensation, benefits, discipline and termination, will be conducted without regard to race, creed, color, religion, national origin, sex, sexual orientation, or age and will comply with all applicable laws. Examples and further guidance are contained in ShiftPixy's Employee Handbook.

8. Health and Safety

The Company strives to provide each employee with a safe and healthful work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all ShiftPixy employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions. Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of alcohol and illegal drugs in the workplace will not be tolerated.

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9. Record Keeping

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. All of the Company's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company's transactions and must conform both to applicable legal requirements and to the Company's system of internal controls. All Company business data, records and reports must be prepared truthfully and accurately. Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos and formal reports. Records should always be retained or destroyed according to the Company's document retention policies.

10. Confidentiality of Company Information and Trade Secrets of Others

Persons who come into possession of Company information must safeguard the information from the public and not intentionally or inadvertently communicate it to any person unless the person has a need to know the information for legitimate, Company-related reasons. This duty of confidentiality is important both as to the Company's competitive position and with respect to the securities laws applicable to the Company as a public company. Consistent with the foregoing, all Company personnel, agents and representatives should be discrete with respect to inside information and not discuss it in public places. Such information should be divulged only to persons having a need to know it in order to carry out their job responsibilities. To avoid even the appearance of impropriety, Company personnel, agents and representatives should refrain from providing advice or making recommendations regarding the purchase or sale of the Company's securities.

Confidential information related to the Company can include a variety of materials and information regarding the ongoing operations and plans of the Company. For example, confidential information can include mobile application or other software development designs, programming techniques and algorithms, source code, information regarding the financial health of the Company, salary and personnel information, and marketing and sales plans. Confidential information also includes all non-public information that might be of use to competitors or harmful to the Company or its customers or suppliers, if disclosed. Confidential information will be held in the strictest confidence and will not be disclosed by any employee, representative, or agent to any third party unless the third party has signed a nondisclosure agreement approved by appropriate Company personnel and the specific disclosure also has been approved by such personnel. The confidential information can only be disclosed by an employee, representative or agent for limited purposes where the confidential information is needed. Company personnel, representatives and agents must maintain the confidentiality of confidential or proprietary information entrusted to them by the Company or others, except when disclosure is authorized in writing by appropriate personnel or required by laws or regulations.

Employees, representatives and agents must not bring onto the premises of the Company or use in the performance of their responsibilities any unpublished documents or any property belonging to any previous employer or any other person to whom they have an obligation of confidentiality unless consented to in writing by that previous employer or person. Company personnel, representatives and agents must not intentionally or inadvertently breach any agreement to keep knowledge or data in confidence or in trust and entered into prior to employment with the Company. During employment by the Company, no confidential or proprietary information or material belonging to any previous employer or other parties shall be improperly used by or disclosed to the Company. The obligation to preserve confidential information continues even after employment ends in accordance with the confidentiality agreement signed at the start of employment with the Company.

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11. Protection and Proper Use of Company Assets

No secret or unrecorded fund of Company assets or cash shall be established or maintained for any purpose. Anyone spending or obligating Company funds should be sure that the transaction is properly and appropriately documented and that the Company receives the appropriate value in return. All employees should endeavor to protect the Company's assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company's profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company equipment should not be used for non-Company business, although incidental personal use may in certain instances be permitted. The Company licenses the use of much of its computer software from a variety of outside companies. The Company does not own this software or its related documentation and, unless authorized by the software developer, does not have the right to reproduce it. With regard to the use of software on local area networks or on multiple machines, employees shall only use the software in accordance with the applicable license agreement.

12. Political Contributions and Payments to Government Personnel

Company personnel may participate in political activities on their own time and at their own expense. Federal law and many state and local laws prohibit corporate contributions to political parties or candidates. Company assets, facilities and resources may not be used for political purposes except in accordance with law and after approval by the Company's Board of Directors. The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country. In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules.

13. Waivers of the Code of Business Conduct and Ethics

Any waiver of this Code for executive officers or directors may be made only with the approval of the Company's Board of Directors or such committee of the Board as the Board of Directors may from time to time designate. Following a public offering of the Company’s securities, any such waiver must also be promptly disclosed in a Form 8K filed with the Securities and Exchange Commission and as otherwise required by applicable laws or regulations. Any waiver of this Code for employees, consultants or other agents may only be made by the Company's CEO, who shall, when appropriate, act after consultation with the Legal Department or with the Board or a committee designated by the Board.

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14. Reporting any Illegal or Unethical Behavior

Employees are responsible for being aware of the Company's policies applicable to their activities and to comply with them fully. Employees also have a duty to report any apparent misconduct through appropriate management channels or any special and/or confidential reporting mechanisms which may be established within the Company for such purposes, and to assist the Company in the prevention and correction of such problems. Employees are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and, about the best course of action in a particular situation. Employees who know or have good reason to believe that other employees are engaged in conduct violating this Code should report this to the Company's Legal Department. No supervisor shall retaliate against an employee, either directly or indirectly, who in good faith and in accordance with Company's procedures, reports an act of apparent misconduct. Employees are also expected to cooperate fully with the Company or governmental authorities in any investigation of an alleged violation of this Code. Failure of any employee to comply with such policies will result in disciplinary action up to and including termination and/or referral to governmental authorities for prosecution. An employee seeking further clarification or interpretation of the policies highlighted in this Code should contact the Company's Legal Department.

Because ShiftPixy takes violations of its Code of Conduct seriously, we have contracted with an outside vendor to provide a confidential, anonymous hotline for reporting violations as follows:

By phone: 1-844-490-0002.

Using our outside vendor’s secure website at www.lighthouse-services.com/shiftpixy.

By email at reports@lighthouse-services.com (must include company name with report)

By fax: (215) 689-3885 (must include company name with report)

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15. Compliance Procedures

We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know right from wrong. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

•	Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

•	Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

•	Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

•	Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question and will appreciate being brought into the decision-making process. Remember that it is your supervisor's responsibility to help solve problems.

•	Seek help from Company resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor or where you do not feel comfortable approaching your supervisor with your question, discuss it with the Company's Legal Department.

•	You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations.

•	Always ask first, act later. If you are unsure of what to do in any situation, seek guidance before you act.

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